ARTICLES OF AMENDMENT
(BY BOARD OF DIRECTORS OR INCORPORATORS)

The name of the corporation is:
BARUTIWA COMMUNICATION MEDIA LINK, CORP.

Article 2 is amended as follows:
THE CORPORATION SHALL BE AUTHORIZED TO
ISSUE ONE HUNDRED MILLION SHARES OF
STOCK WITH A PAR VALUE OF ($0.0015).

The date of each amendment's adoption is:
January 18, 2001

The amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

Date:  Janury 18, 2001
Signed:  Baruti M. Kamau
Title:  Chairman, President and Chief Executive Officer